Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2022, relating to the financial statements and financial statement schedule of Groupon Inc. and subsidiaries (the “Company”) (which report expresses an unqualified) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Groupon, Inc. for the year ended December 31, 2021.
/s/ Deloitte & Touche LLP
Chicago, Illinois
August 8, 2022